Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-1 (Nos. 333-284569 and 333-286662), Form S-3 (No. 333-292686) and Form S-8 (No. 333-282391) of our report dated April 15, 2025, with respect to the consolidated financial statements of Kairos Pharma, Ltd. included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

Los Angeles, CA

March 31, 2026